Exhibit 23.3
Consent of Independent Auditors
The Board of Directors
Interchange Corporation:
We consent to the inclusion in the registration statement (No, 333-122325) on Form SB-2 of Interchange Corporation of our report dated February 28, 2005, with respect to the consolidated balance sheets of Inspire Infrastructure 2i AB as of December 31, 2003 and 2004, and the related consolidated statements of income and cash flows for each of the years in the two-year period ended December 31, 2004.
Stockholm, Sweden
August 22, 2005
KPMG Bohlins AB